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Memory Pharmaceuticals Initiates Phase 2a Trial of MEM 3454 in
Cognitive Impairment Associated with Schizophrenia

Montvale, NJ – December 20, 2007 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced dosing of the first subject in a randomized, double-blind, placebo-controlled Phase 2a clinical trial of MEM 3454, the Company’s lead nicotinic alpha-7 receptor partial agonist, in cognitive impairment associated with schizophrenia (CIAS). The trial is designed to assess the safety, tolerability and cognitive effects of three doses of MEM 3454 in patients with CIAS. There are currently no drugs approved to treat CIAS.

“Cognitive impairment is a major component of schizophrenia that contributes to patients’ inability to function,” stated Stephen R. Murray, M.D., Ph.D., Chief Medical Officer of Memory Pharmaceuticals. “There is a strong rationale supporting the utility of MEM 3454 in CIAS, including the efficacy findings from our recently completed positive Phase 2a clinical trial of MEM 3454 in Alzheimer’s disease. Given these findings, we are excited to assess the potential of MEM 3454 to improve cognitive impairments experienced by patients with schizophrenia. We currently expect to complete this trial in the fourth quarter of 2008.”

The trial will enroll approximately 160 patients with stable schizophrenia who are receiving atypical antipsychotic therapy. Subjects will be randomized to receive 5 mg, 15 mg or 50 mg of MEM 3454 or placebo once daily for a period of eight weeks. The primary objective of the trial is to assess the effectiveness of MEM 3454 in CIAS using the MATRICS Consensus Cognitive Battery (MCCB). Secondary objectives include measures of other symptoms of schizophrenia and functional capacity.

Roche has an option to secure a worldwide, exclusive license to develop and commercialize MEM 3454 upon the fulfillment of certain predefined events, including the recently completed Phase 2a trial of MEM 3454 in Alzheimer’s disease. Roche is obligated to make a milestone payment to Memory Pharmaceuticals at the time this option is exercised. In June 2007, Memory Pharmaceuticals expanded its nicotinic alpha-7 receptor agonist agreement with Roche to support this Phase 2a trial of MEM 3454 in CIAS. The expanded agreement provides that Roche would have to make an additional milestone payment upon completion of the Phase 2a CIAS trial to maintain its license to MEM 3454. The additional milestone payment, if made, is expected to cover the expenses related to the Phase 2a CIAS trial of MEM 3454.

MEM 3454 is a partial agonist of the nicotinic alpha-7 receptor, a highly specialized receptor found in the central nervous system. Compounds acting on this receptor could be beneficial in the treatment of Alzheimer’s disease and schizophrenia, as well as other psychiatric and neurological disorders. MEM 3454 is the Company’s lead drug candidate from its nicotinic alpha-7 agonist program.

About CIAS
Cognitive impairment is recognized as a major component of schizophrenia. The condition is characterized by a reduction in patients’ sensory-gating abilities and working and verbal memory, which impacts the patient’s ability to function normally. Although there are drugs approved to treat the positive and negative symptoms associated with schizophrenia, there are no currently available treatments that address the cognitive deficits associated with the disorder.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia and depression. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; the outcome of clinical trials of Memory Pharmaceuticals’ drug candidates and whether they demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationships; achieving milestones under Memory Pharmaceuticals’ collaborations; Memory Pharmaceuticals’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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